Exhibit 99.3

Special note regarding forward-looking statements
The statements herein include forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements including those related to the pending merger with Sirius and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Exhibit 99.4 to our Current Report on Form 8-K of which this Exhibit 99.3 forms a part and in “Risk factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the Securities and Exchange Commission (“SEC”) on February 28, 2008, as amended by Amendment No. 1 on Form 10-K/A, which was filed with the SEC on April 29, 2008. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Summary

Company overview

We are America’s leading satellite radio service company, providing music, news, talk, information, entertainment and sports programming for reception by vehicle, home and portable radios nationwide and over the Internet to more than 9.6 million subscribers as of June 30, 2008. Our basic monthly subscription fee is $12.95. We believe XM Radio appeals to consumers because of our innovative and diverse programming, nationwide coverage, many commercial-free music channels and digital sound quality.

Our channel lineup includes more than 170 digital channels of choice from coast to coast. We broadcast from our studios in Washington, DC, New York City, including Jazz at Lincoln Center, Nashville and Chicago.

Our target market includes the more than 240 million vehicles registered in the United States as of December 31, 2006, plus the approximately 16 million new cars sold in 2007, as well as the over 110 million U.S. households as of December 31, 2006. In addition, some of our recent and upcoming product offerings focus on the portable and wearable audio segments. Broad distribution of XM Radio through new automobiles and through mass market retailers is central to our business strategy. We are the leader in satellite-delivered entertainment and data services for new vehicles through partnerships with General Motors (“GM”), Honda/Acura, Toyota/Lexus/Scion, Hyundai and Nissan/Infiniti, among others, and our service is available in more than 140 different vehicle models for model year 2008. XM radios are available under various brand names at national consumer electronics retailers, such as Best Buy, Circuit City, Wal-Mart, Target and other national and regional retailers, as well as through our website. These mass market retailers support our line of car stereo, home stereo, plug and play and portable handheld products.

Our programming

The full XM channel lineup as of June 30, 2008 includes over 170 channels. Our programming includes channels designed to appeal to different segments, including urban and rural listeners of different demographics and to specific groups that our research has shown are most likely to subscribe to our service, thereby aggregating a large potential audience for our service. In addition to providing music, sports, news, talk and entertainment formats that are appealing to different groups, in every format we deliver, we strive to provide an entertaining and informative listening experience to make XM the audio service of choice for consumers. Also included in the XM Radio service, at no additional charge, are the XM customizable sports and stock tickers available to users of certain receivers. We also offer content through XM Online and various wireless providers. We regularly review and update our channel lineup to revise our overall offerings.

Our strategy

Automotive. Broad distribution of XM Radio through the new automobile market is a central element of our business strategy. We are the leader in satellite-delivered entertainment and data services for new vehicles through partnerships with GM, Honda/Acura, Toyota/Lexus/Scion, Hyundai and Nissan/Infiniti, among others, and our service is available in more than 140 different vehicle models for model year 2008.

Retail. XM radios are available under various brand names at national consumer electronics retailers, such as Best Buy, Circuit City, Wal-Mart, Target and other national and regional retailers, as well as through our website. These mass market retailers support our line of car stereo, home stereo, plug and play and portable handheld products. We develop in-store merchandising materials, including end-aisle displays for several retailers, and train the sales forces of all major retailers.

Marketing. Our marketing strategy is designed to build awareness and demand among potential subscribers and the advertising community. Our strategy also includes providing potential subscribers with the opportunity to experience the XM service, because it is available to new car prospects during test drives of XM-enabled vehicles from GM, Honda/Acura, Toyota/Lexus/Scion, Hyundai and Nissan/Infiniti, among others. XM Radio programming is also available on AVIS, Alamo and National rental cars and on a limited basis on AirTran, United, and JetBlue airplanes.

Brand awareness and other distribution arrangements. We have also created brand awareness through the many ways in which potential subscribers can experience the XM service. In November 2005, Canadian Satellite Radio (“XM Canada”), our exclusive Canadian licensee, launched its satellite radio service in Canada with a line-up of over 130 channels. We have also partnered with DIRECTV® to offer many channels of XM’s music, children’s and talk programming to DIRECTV®’s customers. In addition to making certain channels available to current subscribers via XM Online, we have partnered with a number of companies to enhance the listening experience of current subscribers and expand our visibility to potential subscribers via various web-based offerings. XM Radio is also available nationwide at participating Avis, National and Alamo car rental locations.

Pending merger with Sirius

On February 19, 2007, Holdings entered into an Agreement and Plan of Merger (the “merger agreement”) with Sirius under which our business would be combined with that of Sirius through a merger of Holdings and Vernon Merger Corporation, a wholly-owned subsidiary of Sirius, resulting in Holdings and its subsidiaries, including XM, becoming direct or indirect wholly-owned subsidiaries of Sirius (the “merger”). On March 24, 2008, the Department of Justice approved the merger. The merger is subject to approval by the Federal Communications Commission (“FCC”). See “The merger—FCC conditions.” The merger is intended to qualify as a reorganization for federal income tax purposes.

In the merger, each share of Holdings’ Class A common stock then issued and outstanding will be converted at the effective time of the merger into the right to receive 4.6 shares of common stock of Sirius. Each share of Holdings’ Series A convertible preferred stock then issued and outstanding similarly will be converted at the effective time of the merger into the right to receive 4.6 shares of a newly-designated series of preferred stock of Sirius having the same powers, designations, preferences, rights and qualifications, limitations and restrictions as the converted stock, except that such preferred stock will have the right to vote with the holders of Sirius common stock as a single class, with each share of preferred stock having one-fifth of a vote.

The merger agreement contains certain termination rights both for Holdings and for Sirius. If the merger agreement is terminated under circumstances specified in the merger agreement due to action by one of the parties, Holdings or Sirius, as the case may be, will be required to pay the other a termination fee of $175.0 million. Holdings’ board of directors and stockholders and the board of directors and stockholders of Sirius have approved the merger. The parties have agreed to extend the merger agreement, as necessary, for rolling two-week periods unless either side notifies the other of its intention not to extend.

We believe that there are substantial potential strategic and financial benefits of the merger. The benefits of the merger are expected to include the following:

•	Cost synergies. We expect operating cost savings to be achievable in almost every cost item on the combined company’s income statement, including subscriber acquisition, programming and content, sales and marketing, revenue share and royalties, general and administrative expenses, customer service and billing, and research and development. Moreover, over the long-term, the combined company expects to derive significant additional value by procuring its future generation satellites, terrestrial repeaters and other capital expenditures as a single entity. The combination of operating cost and capital procurement synergies of the two companies will allow a greater portion of revenue to be realized as cash flow as the combined company grows.

•	Better competitive positioning and pricing. The market for audio entertainment in the United States is robustly competitive and rapidly evolving. We compete directly and intensely with a host of other audio providers for consumer attention. We believe the combined company will improve satellite radio’s ability to compete for consumers’ attention against a host of products and services in the highly competitive and rapidly evolving audio entertainment marketplace.

•	Greater programming choice and value. We believe that the merger will permit the combined company to offer consumers more choices and value, stimulating demand for the service and reducing customer churn. We expect to be able to add some of the best of Sirius’ lineup to our service. We believe the merger will facilitate new programming packages, the opportunity to choose programming on an a la carte basis, and the consolidation of redundant programming.

•	Advancements in technology. We believe that the combined company will be able to offer consumers access to advanced technology sooner than would otherwise occur. In particular, we expect the combination of the companies’ two engineering organizations to generate better results from each dollar invested in research and development. The merger will also foster the commercial introduction of interoperable satellite radios, which will enable us to offer enhanced services.

•	Advertising revenue growth. Because the combined company is expected to be more attractive to large national advertisers, it will have significantly more reach than either company on a standalone basis.

•	Compatible cultures and commitment to excellence. The combined company will have a highly experienced management team, with extensive industry knowledge in radio, media, consumer electronics, engineering and technology.

For a more detailed discussion see “The merger—Reasons for the merger.” There can be no assurance that any of the potential benefits described above will be realized.

Recent developments

Second quarter 2008 results.  As of June 30, 2008, XM had 9.653 million subscribers, an increase of 17.0% from June 30, 2007. Total gross subscriber additions for the quarter ended June 30, 2008 were 1.081 million, compared to 942 thousand for the quarter ended June 30, 2007 and 1.034 million for the quarter ended March 31, 2008. Total net subscriber additions for the quarter ended June 30, 2008 were 322 thousand, compared to 338 thousand for the quarter ended June 30, 2007 and 303 thousand for the quarter ended March 31, 2008. Of the 1.081 million gross subscriber additions during the quarter, the OEM channel added 857 thousand and the retail channel added 224 thousand. Of the 322 thousand net subscriber additions, a loss of 38 thousand from the retail channel was offset by a gain of 360 thousand from the OEM channel. Second quarter 2008 churn improved to 1.67%, compared to both second quarter 2007 churn of 1.84% and to first quarter 2008 churn of 1.77%. Subscription revenue for second quarter 2008 is expected to be in the range of $283 million to $288 million and second quarter 2008 adjusted operating loss is expected to be in the range of $32 million to $38 million (excluding the impact of any FCC settlement). The conversion rate for promotional subscribers is expected to be in the range of 52.7% to 53.4%.

FCC merger conditions.  In order to demonstrate to the FCC that the merger is in the public interest, we and Sirius have represented to the FCC that the combined company will implement a number of voluntary commitments relating to a la carte, minority and public interest programming, equipment, geographic service and subscription rates. We believe that these voluntary commitments, if accepted, will be treated by the FCC as enforceable conditions to the agency’s order approving the merger, and would bind the combined company on closing. Similarly, to the extent the FCC conditions the merger on other terms related to but different from these voluntary commitments, or on other terms, those conditions would also be binding on the company upon closing.

Term loan.  On June 26, 2008, XM borrowed $100.0 million under a new term loan (the “term loan”), which matures on May 5, 2009. The terms and conditions of the new term loan are substantially the same as our existing $250 million Senior Secured Revolving Credit Facility (the “revolving credit facility”), as described in “Description of other indebtedness—Revolving Credit Facility.” The term loan is secured on a pari passu basis with the revolving credit facility. Holdings and all of XM’s material subsidiaries guarantee the obligations under the term loan. A portion of the proceeds from the term loan was used to repay the outstanding balance on our $150 million Senior Secured Credit Facility with GM (the “GM Facility”). During the second quarter of 2008, we borrowed approximately $29.0 million under the GM Facility, all of which was repaid with a portion of the proceeds from the term loan. The GM Facility will terminate upon the consummation of the merger, and amounts outstanding thereunder, if any, will be repaid by us at such time.

MLB escrow arrangement.  Our multi-year agreement with Major League Baseball® (“MLB”) requires us to maintain $120.0 million in escrow for the benefit of MLB or furnish other credit support in such amount. On May 16, 2008, we provided $120.0 million for an escrow arrangement for the benefit of MLB (the “MLB escrow arrangement”) to replace an expiring surety bond. In connection with funding the MLB escrow arrangement, we borrowed $62.5 million under our revolving credit facility. Our underlying agreement with MLB requires us to make annual payments of $60.0 million. The payment for 2008 has already occurred, and the next annual payment is expected in early 2009. We may seek to replace the MLB escrow arrangement with a letter of credit or other arrangement, which, if obtained, would increase our available cash and may reduce the principal amount of Additional Subordinated Notes (as defined below).

Revolving credit facility.  In February 2008, we executed an amendment to our revolving credit facility to provide that the facility will survive the merger. In May 2008, we executed an amendment to our revolving credit facility to provide that the $75.0 million in cash and cash equivalents we are required to maintain at all times is decreased to $50.0 million of cash and cash equivalents until August 20, 2008, after which date it returns to $75.0 million.

Refinancing Transactions

In connection with the merger, we intend to refinance a substantial portion of our existing indebtedness and raise certain additional liquidity in the manner described below, which we refer to herein as the “Refinancing Transactions.” Following the merger, we would be required to offer to repurchase the following indebtedness that was outstanding at June 30, 2008, at a repurchase price of 101% of the principal amount of such indebtedness (each, a “change of control put”) unless such repurchase obligation has been waived in accordance with the terms of such indebtedness:

•	$600 million aggregate principal amount of 9.75% Senior Notes due 2014 (the “9.75% Notes”);

•	$200 million aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Senior Floating Rate Notes”); and

•	$33.2 million 10% Senior Secured Discount Convertible Notes due 2009 (the “Discount Notes”) (convertible at a share price of $3.18).

In addition, following the merger we will be required to make an offer to repurchase the transponders of our XM-4 satellite in accordance with the terms of a sale-leaseback transaction. Assuming the merger occurred on June 30, 2008, our maximum transponder repurchase obligation of both debt and equity holders would have been approximately $309.4 million.

Although our financing plans are subject to market conditions and other considerations and may change following the date hereof, we currently intend to effect the refinancing through a combination of the following transactions:

•	the issuance and sale by us of $400 million aggregate principal amount of Notes net of original issue discount, as applicable;

•	the issuance and sale by us of at least $650 million aggregate principal amount of additional notes (“Additional Subordinated Notes”), which will be subordinated to the Notes and may be in the form of debt securities that will be exchangeable for common stock of Sirius after the merger or other subordinated debt securities. The Additional Subordinated Notes will be guaranteed, on a basis subordinated to the guarantees of the Notes, (i) by Holdings and the same entities that guarantee the Notes, if the Additional Subordinated Notes are issued by XM, or (ii) by XM and the same entities that guarantee the Notes, if the Additional Subordinated Notes are issued by Holdings. In addition, we may seek to replace the MLB escrow arrangement with a letter of credit or other arrangement, which, if obtained, would increase our available cash and may reduce the principal amount of Additional Subordinated Notes; and

•	an offer to holders of our 9.75% Notes of a combination of (i) cash and (ii) up to $200 million aggregate principal amount of additional senior notes (“Additional Senior Notes”), in exchange for their 9.75% Notes and a consent to certain amendments to the indenture governing the 9.75% Notes (the “9.75% Exchange Offer”). Holders of a majority in aggregate principal amount of the outstanding 9.75% Notes have agreed to waive the change of control put with respect to the merger on behalf of all holders of our 9.75% Notes, subject to the consummation of the merger and the satisfaction of certain conditions in connection with the Refinancing Transactions prior to August 31, 2008.

The yield to maturity on the Additional Senior Notes (calculated solely on the basis of interest rate on the Additional Senior Notes and the price at which they are offered in exchange for 9.75% Notes) shall be the greater of (A) 13.92% and (B) the yield to maturity for the Notes (calculated solely on the basis of interest rate on the Notes and the price at which they are sold). In the event that XM issues less than $150 million aggregate principal amount of Notes, the yield to maturity on the Additional Senior Notes will not be less than 15%. Otherwise, the Additional Senior Notes will contain substantially the same terms as the Notes, except:

•	the Additional Senior Notes will not contain special redemption or escrow provisions, due to the anticipated timing of the 9.75% Exchange Offer;

•	the Additional Senior Notes will not be subject to restrictions on transfer;

•	certain exceptions to the prohibition on the incurrence of indebtedness and liens will be more restrictive or eliminated; and

•	the Additional Senior Notes will contain certain additional exceptions to the prohibition on restricted payments.

We have agreed to commence the 9.75% Exchange Offer as promptly as practicable following the consummation of the merger and to consummate the 9.75% Exchange Offer within 30 business days of its commencement.

In addition, we have agreed with the holders of Holdings’ $400 million aggregate principal amount of 1.75% Convertible Senior Notes due 2009 (the “1.75% Notes”) to amend the indenture to increase the interest rate on the 1.75% Notes to 10% per annum (the “New Rate”), effective July 2, 2008. The noteholders that are party to this agreement have agreed not to assert any claim that the merger constitutes a “Fundamental Change” under the existing indenture, which, if any, would require an offer be made by us to repurchase the 1.75% Notes at par within a specified period following the merger. The indenture amendment will also clarify that the merger does not constitute a Fundamental Change with respect to the notes held by the noteholders that are party to such agreement. The indenture amendment will be conditioned on the closing of the merger and other customary conditions. The change in interest rate from 1.75% to 10% is expected to result in approximately $16.5 million and $30.3 million in incremental interest expense in 2008 and 2009, respectively.

In addition, we currently anticipate that any additional refinancing obligations, including fees and expenses, will be funded from cash on hand.

We do not expect to refinance the $33.2 million of Discount Notes because of the current market price of Holdings’ common stock. The sole holder of the Discount Notes has waived the requirement under the Discount Notes indenture that would otherwise have required Escrow LLC to become a guarantor of obligations in respect of the Discount Notes.

We may elect to increase or decrease the relative size of the offering of Additional Subordinated Notes depending on market conditions, the extent to which holders of existing indebtedness may elect not to accept our offers to repurchase such indebtedness and the availability of alternative financing sources. In addition, we cannot predict the extent to which holders of 9.75% Notes will elect to participate in the 9.75% Exchange Offer, which may affect the total mix of debt securities that remains outstanding following the Refinancing Transactions.

The diagram below depicts our anticipated organizational and debt capital structure following the merger and after giving effect to the Refinancing Transactions:(1)

(1)	The diagram does not reflect Sirius’ debt capital structure following the merger.

(2)	We have agreed with the holders of the 1.75% Notes to increase the interest rate on the 1.75% Notes to 10% per annum, effective July 2, 2008. The 1.75% Notes are exchangeable into the common stock of Holdings (and of Sirius after the merger).

(3)	Holdings and each of XM’s domestic subsidiaries that guarantee certain of our and our restricted subsidiaries’ indebtedness, including the Discount Notes, the revolving credit facility and the term loan, will guarantee the obligations of XM under the Notes, the Additional Senior Notes and the Additional Subordinated Notes, including the payment of principal and interest. Guarantees on the Additional Subordinated Notes will be subordinated to the guarantees on the Notes. All of such guarantees will become effective upon the Escrow Merger.

(4)	The principal amount of the Discount Notes includes the unamortized discount of $3.4 million. The Discount Notes are exchangeable into the common stock of Holdings (and of Sirius after the merger). Holdings is a co-obligor of the Discount Notes, together with XM.

(5)	Additional Subordinated Notes will be subordinated to the Notes and may be in the form of debt securities that will be exchangeable for common stock of Sirius after the merger or other subordinated debt securities. We may also seek capital from other sources, including a capital contribution or subordinated loan from Sirius or the replacement of all or a portion of our escrow arrangement with MLB. Any such additional capital may reduce the principal amount of the Additional Subordinated Notes we expect to offer. We may seek to replace our $120 million escrow arrangement with MLB with a letter of credit or other arrangement, which, if obtained, would increase our available cash and will reduce the principal amount of Additional Subordinated Notes.

(6)	Additional Senior Notes may be issued in connection with the 9.75% Exchange Offer and will rank equally with the Notes.

The merger
Overview

On February 19, 2007, Holdings entered into the merger agreement with Sirius to effect a strategic merger, combining our business with that of Sirius through the merger of Holdings with a wholly-owned subsidiary of Sirius, resulting in Holdings and its subsidiaries, including XM, becoming direct or indirect wholly-owned subsidiaries of Sirius. On March 24, 2008, the Department of Justice approved the merger. The merger is subject to approval from the FCC. The merger is intended to qualify as a reorganization for federal income tax purposes.

In the merger, each share of Holdings’ Class A common stock then issued and outstanding will be converted at the effective time of the merger into the right to receive 4.6 shares of common stock of Sirius. Each share of Holdings’ Series A convertible preferred stock then issued and outstanding similarly will be converted at the effective time of the merger into the right to receive 4.6 shares of a newly-designated series of preferred stock of Sirius having the same powers, designations, preferences, rights and qualifications, limitations and restrictions as the stock so converted, except that such preferred stock will have the right to vote with the holders of Sirius common stock as a single class, with each share of preferred stock having one-fifth of a vote.

The merger agreement contains certain termination rights both for Holdings and for Sirius. If the merger agreement is terminated under circumstances specified in the merger agreement due to action by one of the parties, Holdings or Sirius, as the case may be, will be required to pay the other a termination fee of $175.0 million. Holdings’ board of directors and stockholders and the board of directors and stockholders of Sirius have approved the merger. The parties agreed to extend the merger agreement, as necessary, for rolling two week periods unless either side notifies the other of its intention not to extend.

In connection with the merger, we will be required to refinance a significant portion of our outstanding indebtedness. See “Summary — Refinancing transactions.”

Reasons for the merger

This section summarizes the principal potential strategies and financial benefits that the parties expect to realize in the merger. For a discussion of various factors that could prohibit or limit the parties from realizing some or all of these benefits, see “Risk factors.”

We believe that the merger will enable us and Sirius to capitalize on the strategic advantages and opportunities. The benefits of the merger are expected to include the following:

•	Cost synergies. We believe that the merger will create significant cost synergies for us and Sirius. We expect operating cost savings to be achievable in almost every cost item on the combined company’s income statement, including subscriber acquisition, programming and content, sales and marketing, revenue share and royalties, general and administrative expenses, customer service and billing, and research and development. Moreover, over the long-term, the combined company expects to derive significant additional value by procuring its future generation satellites, terrestrial repeaters and other capital expenditures as a single entity. The combination of operating cost and capital procurement synergies of the two companies will allow a greater portion of revenue to be realized as cash flow as the combined company grows.

•	Better competitive positioning. The market for audio entertainment in the United States is robustly competitive and rapidly evolving. We compete directly and intensely with a host of other audio entertainment providers for consumer attention. The combination will better position satellite radio to compete for consumers’ attention against a host of products and services in the highly competitive and rapidly evolving audio entertainment marketplace. In addition to existing competition from free “over-the-air” AM and FM radio as well as iPods and mobile phone streaming, satellite radio faces challenges from the rapid growth of HD Radio, Internet radio and next generation wireless and other technologies. In addition, cost reductions resulting from the combination of us and Sirius will enable satellite radio to maintain competitive prices for subscription and devices.

•	Greater programming choice. We believe that the merger will permit the combined company to offer consumers more choices and value, stimulating demand for the service and reducing customer churn. We expect to be able to add the best of Sirius’ lineup to our service, subject to obtaining permission of the applicable content provider—as well as offer other new programming packages. The combined company will offer American consumers for the first time the opportunity to choose programming on an a la carte basis, which will provide consumers with more choices and lower prices. We and Sirius already broadcast a wide range of commercial-free music channels; exclusive and non-exclusive sports coverage; news, talk, entertainment, and religious programming; channels in Spanish, French and other foreign languages; as well as weather and traffic channels for many cities.

•	Advancements in technology. We believe that the combined company will be able to offer consumers access to advanced technology sooner than would otherwise occur. In particular, the combination of the companies’ two engineering organizations is expected to lead to better results from each dollar invested in research and development. The merger will lead to the commercial introduction of interoperable satellite radios. In originally implementing rules for the satellite radio service, the FCC required us and Sirius to develop designs for a radio capable of receiving the signal of either system. In accordance with this requirement, we and Sirius created a jointly funded engineering team that has developed radios that are interoperable with each other’s networks. After the merger is consummated, the marketplace itself will provide economic incentives to encourage further innovation and the subsidization and commercial distribution of interoperable radios. With appropriate subsidies to lower the costs, radio manufacturers would likely shift some amount of production, consistent with customer demand, to fabricating radios that tune to all channels of the combined service. Eventually, such radios are expected to enable the combined company to offer enhanced content and services.

•	Advertising revenue growth. The combined company is expected to be more attractive to large national advertisers, since it will have significantly more reach than either company on its own.

•	Compatible cultures and commitment to excellence. We expect that the combined company will have a highly experienced management assembled from us and Sirius, with extensive industry knowledge in radio, media, consumer electronics, engineering and technology.

The actual synergistic benefits from the merger and costs of integration could be different from those described above and these differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above will be realized.

FCC conditions

In order to demonstrate to the FCC that the merger is in the public interest, we and Sirius have represented to the FCC that the combined company will implement a number of voluntary commitments. These programming, minority and public interest, equipment, subscription rates, and other service commitments are summarized as follows, recognizing that there can be no assurance that the FCC will accept these commitments in their proposed form, or not impose additional conditions:

Programming

A La Carte Programming:  The combined company will offer the following a la carte programming options:

•	50 Channels will be available for $6.99 a month and will allow consumers to choose either 50 Sirius channels from approximately 100 Sirius channels or 50 XM channels from approximately 100 XM channels. Additional channels can be added for 25 cents each, with premium programming priced at additional cost. However, in no event will a customer subscribing to this a la carte option pay more than $12.95 per month for this programming.

•	100 Channels will be available on an a la carte basis for $14.99 a month. This a la carte option will allow Sirius customers to choose from the Sirius programming line-up and some of the best of XM’s programming, and XM customers to choose from the XM programming line-up and some of the best of Sirius’ programming.

Within three months of the consummation of the merger, the first radios capable of offering a la carte programming will be introduced in the retail after-market, likely first with respect to radios offered by Sirius followed thereafter by XM radios, and the combined company will commence offering a la carte programming.

“Best of Both” Programming:  Within three months of the consummation of the merger, the combined company will offer customers the ability to receive the best of both Sirius and XM programming. Current XM customers will continue to receive their existing XM service, and be able to obtain select Sirius programming. Likewise, current Sirius customers will continue to receive their existing Sirius service, and be able to obtain select XM programming. This “best of” programming will be the same “best of” programming included as part of the 100 Channel a la carte offering, and will be available at a monthly cost of $16.99.

Mostly Music or News, Sports and Talk Programming:  Within three months of the consummation of the merger, customers will have the option of choosing an option of “mostly music” programming. Subscribers will also be able to choose an option of news, sports and talk programming. Each of these programming options will be available on existing satellite radios at a cost of $9.99 per month.

Discounted Family-Friendly Programming:  Within three months of the consummation of the merger, consumers will be able to purchase a “family-friendly” version of existing Sirius or XM programming at a cost of $11.95 a month, representing a discount of $1.00 per month. Current Sirius customers will also be able to choose a family-friendly version of Sirius programming that includes select XM programming, and current XM customers can choose a family-friendly XM programming option that includes select Sirius programming. This programming will cost $14.99 per month, representing a discount of $2.00 per month from the cost of the “best of” programming.

These programming options are subject to individual channel changes in the ordinary course of business and, in the case of certain programming, the consent of third-party programming providers.

Public Interest and Qualified Entity Channels.

•	The combined company will set aside four percent of the full-time audio channels on the Sirius platform and on the XM platform, respectively, which currently represents six channels on the Sirius platform and six channels on the XM platform, for noncommercial, educational and informational programming within the meaning of the FCC rules that govern a similar obligation of direct broadcast satellite providers.

•	In addition, within four months of the consummation of the merger, the combined company will enter into long-term leases or other agreements to provide to a Qualified Entity or Entities, defined as an entity or entities that are majority-owned by persons who are African American, not of Hispanic origin; Asian or Pacific Islanders; American Indians or Alaskan Natives; or Hispanics, rights to four percent of the full-time audio channels on the Sirius platform and on the XM platform, respectively, which again currently represents six channels on the Sirius platform and six channels on the XM platform. As digital compression technology enables the company to broadcast additional full-time audio channels, the combined company will ensure that four percent of full-time audio channels on the Sirius platform and the XM platform are reserved for a Qualified Entity or Entities; provided that in no event will the combined company reserve fewer than six channels on the Sirius platform and six channels on the XM platform.

•	The Qualified Entity or Entities will not be required to make any lease payments for such channels. The combined company is willing not to be involved in the selection of the Qualified Entity or Entities. The combined company will have no editorial control over these channels.

Equipment

•	Within one year of the consummation of the merger, the combined company shall offer for license, on commercially reasonable and non-discriminatory terms, the intellectual property it owns and controls of the basic functionality of satellite radios that is necessary to independently design, develop and have manufactured satellite radios (other than chip set technology, which technology includes its encryption and conditional access keys) to any bona fide third party that wishes to design, develop, have manufactured and distribute subscriber equipment compatible with the Sirius system, the XM system, or both. Chip sets for satellite radios may be purchased by licensees from manufacturers in negotiated transactions with such manufacturers. Such technology license shall contain commercially reasonable terms, including, without limitation, confidentiality, indemnity and default obligations; require the licensee to comply with all existing and applicable law, including FCC rules and regulations and applicable U.S. copyright laws; and require the licensee and qualified manufacturer to satisfy technical and quality assurance standards and tests established by the combined company from time to time and applicable to licensees and qualified manufacturers.

•	The combined company will not execute any agreement or take any other action that would bar, or have the effect of barring, a car manufacturer or other third party from including non-interfering HD radio chips, iPod compatibility, or other audio technology in an automobile or audio device.

Service to Puerto Rico

Within three months of the consummation of the merger, the combined company will file the necessary applications to provide the Sirius satellite radio service to the Commonwealth of Puerto Rico using terrestrial repeaters and will, upon grant of the necessary permanent authorizations, promptly introduce such satellite radio service to the Commonwealth.

Interoperable Receivers

Within one year of the consummation of the merger, the combined company will offer for sale an interoperable receiver in the retail after-market.

Subscription Rates

The combined company will not raise the retail price for its basic $12.95 per month subscription package, the a la carte programming packages and the new programming packages described above for thirty six months after consummation of the merger. After the first anniversary of the consummation of the merger, the combined company may pass through cost increases incurred since the filing of the combined company’s FCC merger application as a result of statutorily or contractually required payments to the music, recording and publishing industries for the performance of musical works and sound recordings or for device recording fees. The combined company will provide customers, either on individual bills or on the combined company’s website, specific costs passed through to consumers pursuant to the preceding sentence.

The following table illustrates the currently expected estimated sources and uses of the funds for the Refinancing Transactions. Actual amounts will vary from estimated amounts depending on several factors, including changes in our refinancing plans as a result of market conditions or other factors, the extent to which holders of existing indebtedness may elect not to accept our offer to refinance their indebtedness, the timing of the merger and completion of the Refinancing Transactions and other factors.

(In thousands)

Sources of funds:
Notes	$400,000
Additional Senior Notes(2)	200,000
Additional Subordinated Notes(3)	650,000

Total sources	1,250,000

Uses of funds:
Cash to balance sheet	$44,641
Repurchase obligation of consolidated variable entity(4)	309,383
Repurchase 9.75% Notes(2)	600,000
Repurchase Senior Floating Rate Notes due 2013(5)	202,000
Accrued interest with respect to indebtedness being refinanced	39,372
Estimated fees and expenses and prepaid interest on escrow(6)	54,604

Total uses	$1,250,000

(1)	Omitted.

(2)	We intend to offer holders of our 9.75% Notes a combination of (i) cash and (ii) up to $200 million aggregate principal amount of Additional Senior Notes, in exchange for their existing 9.75% Notes. We may increase the cash portion and reduce the Additional Senior Notes portion of the consideration in the 9.75% Exchange Offer. Holders of a majority in aggregate principal amount of the outstanding 9.75% Notes have agreed to waive the change of control put with respect to the merger on behalf of all holders of our 9.75% Notes, subject to the consummation of the merger and the satisfaction of certain conditions in connection with the Refinancing Transactions prior to August 31, 2008. Additional Senior Notes will rank equally with the Notes.

(3)	Additional Subordinated Notes will be subordinated to the Notes and may be in the form of debt securities that will be exchangeable for common stock of Sirius after the merger or other subordinated debt securities. We may also seek capital from other sources, including a capital contribution or subordinated loan from Sirius or the replacement of all or a portion of our escrow arrangement with MLB. Any such additional capital may reduce the principal amount of the Additional Subordinated Notes we expect to offer. We may seek to replace our $120 million escrow arrangement with MLB with a letter of credit or other arrangement, which, if obtained, would increase our available cash and will reduce the principal amount of Additional Subordinated Notes.

(4)	Reflects repurchase obligation of both debt and equity holders.

(5)	Interest is payable quarterly on May 1, August 1, November 1, and February 1 at a rate currently set at 7.3728% per annum through August 1, 2008. Thereafter, the rate is reset quarterly to 450 basis points over the three-month LIBOR.

(6)	The actual amount of the fees and expenses in connection with the merger and Refinancing Transactions and prepaid interest on escrow will vary from this estimate based on a number of factors. Sirius has agreed, in the event the merger is not consummated, to reimburse us for half of certain fees and expenses incurred by us in connection with the refinancing transactions described herein.

Capitalization

The following table sets forth Holdings’ capitalization as of March 31, 2008, on an actual basis and as adjusted to give effect to the Refinancing Transactions as if they had occurred on such date. As adjusted amounts will vary from amounts set forth below depending on several factors, including changes in our refinancing plans as a result of market conditions or other factors, the extent to which holders of existing indebtedness may elect not to accept our offer to repurchase their notes, the timing of the consummation of the merger and completion of the Refinancing Transactions and other factors. You should read the data set forth in the table below in conjunction with the information appearing elsewhere herein and in our periodic filings with the SEC.

	As of March 31, 2008
		As adjusted for		Pro Forma as
		incremental		adjusted
		borrowings		for the
		subsequent to		Refinancing
(In thousands)	Actual	March 31, 2008		Transactions

Cash and cash equivalents(1)	$211,542	$218,085	(2)	$262,726	(3)

Debt:
9.75% Notes(4)	$600,000	$600,000		$—
1.75% Convertible Senior Notes due 2009(5)	400,000	400,000		400,000
Senior Floating Rate Notes due 2013(6)	200,000	200,000		—
10% Senior Secured Discount Convertible Notes due 2009(7)	29,899	29,899		29,899
Debt of consolidated variable interest entity	230,739	230,739		—
Senior secured revolving credit facility(8)	187,500	250,000		250,000
Term Loan	—	100,000		100,000
Capital leases	27,659	27,659		27,659
Notes(9)	—	—		400,000
Additional Subordinated Notes(1)(9)(10)	—	—		650,000
Additional Senior Notes(4)(9)	—	—		200,000
Total long-term debt	1,675,797	1,838,297		2,057,558
Less: current portion	8,978	8,978		8,978

Long-term debt, net of current portion	$1,666,819	$1,829,319		$2,048,580

Total stockholders’ deficit(11)	(1,097,978)	(1,097,978)		(1,119,071)

Total capitalization	$568,841	$731,341		$929,509

(1)	In May 2008, we executed an amendment to our revolving credit facility to provide that the $75.0 million in cash and cash equivalents we are required to maintain at all times is decreased to $50.0 million of cash and cash equivalents until August 20, 2008, after which date it returns to $75.0 million. In addition, we deposited $120.0 million into escrow to satisfy a contractual obligation with MLB. We may seek to replace this escrow arrangement with MLB with a letter of credit or other arrangement, which, if obtained, would increase our available cash and will reduce the principal amount of Additional Subordinated Notes we expect to offer.

(2)	Includes the remaining $62.5 million drawn on the $250 million revolving credit facility and the $100 million term loan, excluding fees and expenses, and approximately $29.0 million repaid under the GM Facility. The $250 million revolving credit facility and the term loan will remain outstanding following the merger.

(3)	Adjusted for cash proceeds from effecting the merger and Refinancing Transactions.

(4)	We intend to offer holders of our 9.75% Notes a combination of (i) cash and (ii) up to $200 million aggregate principal amount of Additional Senior Notes, in exchange for their existing 9.75% Notes. We may increase the cash portion and reduce the Additional Senior Notes portion of the consideration in the 9.75% Exchange Offer. Holders of a majority in aggregate principal amount of the outstanding 9.75% Notes have agreed to waive the change of control put with respect to the merger on behalf of all holders of our 9.75% Notes, subject to the consummation of the merger and the satisfaction of certain conditions in connection with the Refinancing Transactions prior to

August 31, 2008.

(5)	We have agreed with the holders of the 1.75% Notes to increase the interest rate on the 1.75% Notes to 10% per annum, effective July 2, 2008. The 1.75% Notes are exchangeable into the common stock of Holdings (and of Sirius after the merger).

(6)	Interest is payable quarterly on May 1, August 1, November 1, and February 1 at a rate currently set at 7.3728% per annum through August 1, 2008. Thereafter, the rate is reset quarterly to 450 basis points over the three-month LIBOR.

(7)	The principal amount of the Discount Notes includes the unamortized discount of $3.4 million. The Discount Notes are exchangeable into the common stock of Holdings (and of Sirius after the merger). We do not expect to refinance the $33.2 million of Discount Notes because of the current market price of Holdings’ common stock.

(8)	As of May 15, 2008, we have fully drawn down the $250 million revolving credit facility.

(9)	Omitted

(10)	Additional Subordinated Notes will be subordinated to the Notes and may be in the form of debt securities that will be exchangeable for common stock of Sirius after the merger or other debt securities. We may also seek capital from other sources, including a capital contribution or subordinated loan from Sirius or the replacement of all or a portion of our escrow arrangement with MLB. Any such additional capital may reduce the principal amount of the Additional Subordinated Notes we expect to offer.

(11)	Pro Forma stockholders’ deficit includes an adjustment for the write-off of deferred financing fees capitalized as part of the refinanced debt.

Business

We are America’s leading satellite radio service company, providing music, news, talk, information, entertainment and sports programming for reception by vehicle, home and portable radios nationwide and over the Internet to more than 9.6 million subscribers as of June 30, 2008. Our basic monthly subscription fee is $12.95. We believe XM Radio appeals to consumers because of our innovative and diverse programming, nationwide coverage, many commercial-free music channels and digital sound quality.

Our channel lineup includes more than 170 digital channels of choice from coast to coast. We broadcast from our studios in Washington, DC, New York City, including Jazz at Lincoln Center, Nashville and Chicago.

Our target market includes the more than 240 million vehicles registered in the United States as of December 31, 2006, plus the approximately 16 million new cars sold in 2007, as well as the over 110 million U.S. households as of December 31, 2006. In addition, some of our recent and upcoming product offerings focus on the portable and wearable audio segments. Broad distribution of XM Radio through new automobiles and through mass market retailers is central to our business strategy. We are the leader in satellite-delivered entertainment and data services for new vehicles through partnerships with GM, Honda/Acura, Toyota/Lexus/Scion, Hyundai and Nissan/Infiniti, among others, and our service is available in more than 140 different vehicle models for model year 2008. XM radios are available under various brand names at national consumer electronics retailers, such as Best Buy, Circuit City, Wal-Mart, Target and other national and regional retailers, as well as through our website. These mass market retailers support our line of car stereo, home stereo, plug and play and portable handheld products.

Our programming

The full XM channel lineup as of June 30, 2008, includes over 170 channels. Our programming includes channels designed to appeal to different segments, including urban and rural listeners of different demographics and to specific groups that our research has shown are most likely to subscribe to our service, thereby aggregating a large potential audience for our service. In addition to providing music, sports, news, talk and entertainment formats that are appealing to different groups, in every format we deliver, we strive to provide an entertaining and informative listening experience and to make XM the audio service of choice for consumers. Also included in the XM Radio service, at no additional charge, are the XM customizable sports and stock tickers available to users of certain receivers. We also offer content through XM Online and various wireless providers. We regularly review and update our channel lineup to revise our overall offerings.

Hallmarks of our programming include:

Broad range of commercial-free music genres and live radio entertainment. XM offers commercial-free music channels covering genres including Decades, Country, Pop & Hits, Christian, Rock, Hip-Hop/Urban, Jazz & Blues, Lifestyle, Dance, Latin, World and Classical. Our programming includes the most popular hits, as well as deep and eclectic playlists. We also offer music programming featuring celebrity talent. XM recently launched “XMX” a new channel showcasing XM’s exclusive music programming.

Musical formats unavailable on traditional radio in many areas. XM Radio offers many music formats that are popular but currently unavailable in many areas on traditional radio. Most Americans listening to traditional radio are listening to primarily six programming formats: news/talk/sports, adult contemporary, contemporary hits, urban, Hispanic and country. Furthermore, traditional radio continues to reduce, and in some cases eliminate, formats available to many consumers in their local area in comparison to the over 170 channels we offer on a nationwide basis. We offer many types of music with significant popularity, as measured by recorded music sales and concert revenues, which are unavailable in many traditional AM/FM radio areas. Such music includes classical recordings and popular blues music that have retail appeal but are not commonly played on traditional AM/FM radio. We have channels devoted to all of these formats and many other popular musical styles that are not currently broadcast in many small and medium sized geographical areas.

Superserve popular music formats. We offer more specific programming choices than traditional AM/FM radio generally offers for even the most popular listening formats. For example, on traditional AM/FM radio oldies music is often aggregated on a single format. We segment this category by offering several channels devoted to the music of each decade from the 1940s to the 1990s.

Live music programming. We offer diverse original content and live programming for our listeners. Our Artist Confidential series showcases performances and interviews from artists such as Paul McCartney, Sting, Dixie Chicks, Ludacris, Coldplay, Santana, Phil Collins, Bonnie Raitt, Willie Nelson, Faith Hill, Natalie Cole, John Mayer, Gloria Estefan and Wynton Marsalis, in our studios in front of a live audience. We host live performances at XM and also broadcast live from major music events such as The Grammy Awards and Live Earth.

Sports programming. XM’s sports category provides the most sports talk and live sports coverage in radio. Our lineup features MLB, National Hockey League®, Indy Racing League, college sports from the Atlantic Coast Conference, Pacific-10 Conference, Big Ten Conference, Big 12 Conference, Southeastern

Conference and Big East Conference, PGA Tour®, US Open Tennis, XM Deportivo, and is complemented by ESPN Radio, ESPN News, Fox Sports, and XM’s own XM Sports Nation (“XMSN”). ESPN Radio offers coverage of certain NBA play-by-play. We also carried exclusive satellite coverage of the 2008 college football Bowl Championship Series (“BCS”) play-by-play and commentary.

•	We are the Official Satellite Radio Network of MLB and offer our 24x7 MLB Home Plate channel, as well as live play-by-play channels, and Spanish-language broadcasts. Through the 2012 baseball season, we will carry both the regular season and the post-season MLB schedule of games, including the World Series. Our MLB Home Plate channel features live call-in programs hosted by former players and personalities such as Cal Ripken, Kevin Kennedy, and Rob Dibble. MLB Home Plate provides an inside look at teams, players, the league, classic MLB games and other archived MLB material, as well as XM-produced MLB specialty programming, including our Baseball Confidential series.

•	We are the Official Satellite Radio Network of the National Hockey League® (“NHL”) and offer our 24x7 Home Ice channel, as well as live play-by-play channels. Through the 2014-2015 hockey season, we will carry both the regular season and the post-season NHL schedule of games, including the Stanley Cup playoffs. Our Home Ice channel features live call-in programs hosted by Commissioner Gary Bettman and Phil Esposito. Home Ice channel is dedicated to providing an inside look at teams, players and the league.

•	We are the Official Satellite Radio home for college football and basketball from the six BCS Conferences (ACC, PAC-10, Big East, Big 12, Big Ten and SEC) and broadcast 30 college football bowl games, including the BCS.

•	In August 2006, we launched XMSN, an XM-produced 24x7 sports news and talk channel dedicated to college sports, motorsports, fantasy sports and more. Programming on XMSN includes existing XM-produced series as well as popular content from Sporting News Radio. We also carry the Indy Racing League (“IRL”) races, XM Deportivo, our 24x7 Hispanic sports channel, and PGA Tour and Majors golf play-by-play and analysis on our PGA Tour® Network channel.

News/talk/information/entertainment programming. Our Oprah & Friends channel features Oprah Winfrey’s weekly “Soul Series” program. The channel also includes regular shows hosted by Gayle King, Bob Greene, Dr. Mehmet Oz, Jean Chatzky, Dr. Robin Smith, Dr. Maya Angelou and Marianne Williamson. The channel also includes weekly highlights from The Oprah Winfrey TV Show, and daily and weekly features and highlights. Oprah & Friends is also available on XM Online. Oprah & Friends complements our other lifestyle programming including; Take Five, which features the Dr. Laura Show and the Good Morning America Radio Show.

We offer premium news/talk/information programming including Fox News, Fox Talk, CNN and CNN Headline News. We feature business news from CNBC and Bloomberg as well as public affairs programming on our XM Public Radio channel, featuring The Bob Edwards Show, BBC Worldservice and C-SPAN. We serve the African American audience with The Power and Hispanic audience with CNN en Español. ATN-Asian Radio offers South Asian news, sports music and entertainment. We offer comedy channels, including National Lampoon Radio, as well as The Virus, which features The Opie & Anthony Show. We also offer a presidential campaign channel called P.O.T.U.S. ’08 and a medical information channel called ReachMD.

Local traffic and weather programming. Our Instant Traffic & Weather service consists of 21 audio channels dedicated to keeping listeners informed with real-time in-depth updates on traffic and weather conditions in major metropolitan areas. Each area is served by a dedicated channel. These channels repeat weather and traffic information and issue traffic alerts in a pattern familiar to listeners. We create the audio for the channels from our headquarters facility in Washington, DC. The data is provided by Traffic.com for traffic information and by The Weather Channel for weather information. We believe this is a valuable part of our service offering and that it offers several key advantages over what is currently available on traditional radio. These advantages include greater in-depth updates, near instant availability due to the pattern of repeating information frequently, 24x7 availability of the service, certain major interstate corridor and beach traffic reports and wider availability as compared to traditional broadcasts available only to drivers within the coverage area.

A wide range of popular talk radio stars. Over the last two decades talk radio has emerged as a major component of radio listening. We showcase many well-known radio personalities on our channels, including Bob Edwards, Larry King, Campbell Brown, Anderson Cooper, Bill O’Reilly, Sean Hannity, Alan Colmes, G. Gordon Liddy, Dr. Laura Schlessinger, Greta Van Susteren, Michael Reagan, Bob Costas, Laura Ingraham, and many others.

State-of-the-art facilities. We create and distribute XM-original and third party content for satellite broadcast, streaming and other new distribution platforms from our studio facilities in Washington, DC, locations in midtown Manhattan in New York City, including Jazz at Lincoln Center, Nashville, and Chicago. These interconnected facilities comprise an all digital radio complex that is one of the world’s largest, with over 90 sound-proof studios of different configurations. We produce most of our music channels and many of our sports, talk and entertainment channels from these facilities. From these studios, our music programmers tap a centralized digital database of over 250,000 CDs and more than 2 million recordings. We also have two performance studios at our Washington, DC facilities, and utilize the performance venues at Jazz at Lincoln Center in New York City, for visiting artist interviews and performances.

Superior digital sound quality. Our digital signal transmitted via satellite and our terrestrial repeater network provides nationwide, virtually uninterrupted coverage. Through a partnership with Neural Audio Corporation, a leading provider of digital signal processing and surround sound technology for the broadcast industry, we broadcast select channels in 5.1 Surround Sound twenty-four hours a day. XM HD Surround provides our listeners with six channels of digital full fidelity audio. In addition, a variety of special shows and live musical performances at the XM studios are broadcast in XM HD Surround.

Our strategy

Automotive

Broad distribution of XM Radio through the new automobile market is a central element of our business strategy. We are the leader in satellite-delivered entertainment and data services for new vehicles in the United States through partnerships with GM, Honda/Acura, Toyota/Lexus/Scion, Hyundai and Nissan/Infiniti, among others, and available in more than 140 different vehicle models for model year 2008.

GM. Under our agreement with GM, for a 12-year period ending in September 2013, GM will exclusively distribute and market the XM Radio service and install XM radios in GM vehicles. GM has announced that it will build more than 2.5 million vehicles with factory-installed XM Radio in the 2008 model year. GM sold 3.8 million automobiles in 2007, which represented approximately 24% of the United States automobile market. GM currently offers XM Radio in over 50 models of the 2008 model year, including passenger cars, light trucks and SUVs. GM factory-installs the XM Radio option in Buick, Cadillac, Chevrolet, GMC, HUMMER, Pontiac, Saab and Saturn brand vehicles. GM has made XM radios available in diverse price categories, ranging from the Chevy Cobalt to the Cadillac Escalade. Under our agreement, we have substantial payment obligations to GM. GM is an investor in our company.

Honda. In January 2007, we announced a 10-year extension to our arrangement with American Honda Motor Co. to be its supplier of satellite radio and related data services in Honda and Acura vehicles through 2016. Honda offers XM Radio in 16 models as a factory-installed feature or dealer-installed option. AcuraLink TM, which utilizes XM’s NavTraffic service to provide drivers real-time traffic information for 80 major metropolitan areas, is a factory-installed option on most 2008 Acura models. American Honda is an investor in our Company.

Honda. In January 2007, we announced a Toyota. In January 2007, Toyota announced a new 10-year agreement with XM as its factory-installed satellite radio provider for Toyota and Lexus vehicle models. The new agreement extends the current arrangement to January 2017; Toyota, Lexus and Scion will offer XM Radio and traffic data services as a port-installed or factory-installed option. Toyota offers XM Radio as a port-installed or dealer-installed option in 24 of its 2008 models.

Honda. In January 2007, we announced a Hyundai. In 2005, we and Hyundai Motor America announced that Hyundai will be the first automaker to launch XM as standard, factory-installed equipment in every radio-equipped vehicle across its entire model line-up. Hyundai offers XM Radio as a standard, factory-installed feature on 8 models.

Honda. In January 2007, we announced a Nissan. In 2005, Nissan chose XM to supply satellite-delivered data and telematics services, such as XM NavTraffic, and later in the year, announced it would use XM as its exclusive satellite radio provider beginning in the 2008 model year. Currently, XM is available on 21 Nissan and Infiniti model cars as a factory or dealer-installed option.

Other automotive manufacturers. Ferrari, Isuzu, Lotus, Subaru, Suzuki, Porsche and Harley-Davidson offer XM Radio as either a dealer and/or factory-installed option in numerous popular makes and models. We are educating automobile dealers about XM Radio to develop sales and promotional campaigns that promote XM radios to new car buyers.

Retail

XM radios are available under various brand names at national consumer electronics retailers, such as Best Buy, Circuit City, Wal-Mart, Target and other national and regional retailers, as well as through our website. These mass market retailers support our line of car stereo, home stereo, plug and play and portable handheld products. We develop in-store merchandising materials, including end-aisle displays for several retailers, and train the sales forces of all major retailers.

XM2go portable, Handheld products. In 2006, we and Pioneer introduced the Pioneer Innotm, the next-generation portable XM2go satellite radio that plays live satellite radio “on the go” and both MP3s and WMAs. The Innotm includes a feature that allows the user to “bookmark” songs heard on XM, connect the Innotm to a personal computer, and instantly purchase the songs from the XM + Napster online service. The Pioneer Inno, as well as prior versions of XM2go hand-held models enable users to enjoy XM Radio in two ways: a “live” listening mode that enables users to listen live to all of XM’s channels and a “memory” mode that allows users to store up to 50 hours of XM content, even when the unit is not in use. XM2go models also feature customizable sports and stock tickers, as well as a clock and alarm.

Plug-and-play XM radios. In September 2007, we introduced the Delphi XpressRC featuring advanced browsing capability with a real-time programming guide displaying multiple channel information, artist names and song titles, full-color split-screen display, 60-minute pause and replay, and the ability to save up to 10 songs to listen to later. The XpressRC received a “2007 Best of What’s New Award” from Popular Science magazine in the Gadget category. In June 2007, we introduced the XpressR, which features split screen display and 30-minute pause and replay, and the XpressEZ, a sleek, entry-level radio.

XM-Ready and Mini-tuner. Our XM-Ready and Mini-tuner technologies integrate into a broad range of home devices such as stereo receivers and DVD players by allowing the listener to simply connect an XM Mini-tuner into an XM-Ready receiver. Various manufacturers offer XM-Ready products including home receivers, home theater systems and other home and automotive equipment.

Advanced applications. In addition to TuneSelect and the customizable sports and stock tickers, we also offer XM NavTraffic, the nation’s first satellite traffic data service, which provides continuously updated real-time traffic information for 80 major metropolitan areas across the United States for a monthly fee. For aviation and marine, the XM WX Satellite Weather service provides real-time graphical weather data for advanced situational awareness in prevailing weather conditions. At the 2008 Detroit Auto Show XM demonstrated the next steps in advanced applications featuring XM NavWeather, providing real time weather information for vehicle and portable navigation systems (including demonstration of the Bushnell ONIX 400, the first handheld device to feature the service which is now available).

Marketing

Our marketing strategy is designed to build awareness and demand among potential subscribers and the advertising community. Our strategy also includes providing potential subscribers with the opportunity to experience the XM service, because it is available to new car prospects during test drives of XM-enabled vehicles from GM, Honda/Acura, Toyota/Lexus/Scion, Hyundai and Nissan/Infiniti, among others. XM Radio programming is also available on AVIS, Alamo and National rental cars and on a limited basis on AirTran, United, and JetBlue airplanes.

We promote XM Radio as the leader in the satellite radio category, offering appealing features compared to traditional radio. Our ongoing advertising and promotional activities include television, radio, print and Internet advertising and distributing sample programming and marketing materials at retail outlets, concert venues, motor sports events, and on the Internet to generate consumer interest. GM, Honda, Hyundai and Nissan sponsor national and local print and television advertising that features the XM logo and message. Our current “Are You On?” marketing campaign features TV spots and print ads.

We leverage our extensive sports broadcasting offerings and exclusive relationships with MLB, the PGA Tour® and the Indy Racing League to attract new subscribers. We promote our “every team, all season long” coverage of MLB to highlight the more than 2,500 spring training, regular season and playoff games we broadcast during the season. We promote our exclusive relationship with the PGA Tour® by offering handheld radios for rental and purchase at select PGA events. We have a multi-year agreement with Andretti Green Racing (“AGR”) to be a major associate sponsor of the race car driven by IndyCar Series superstar Danica Patrick.

XM Radio promotes subscriber acquisition activities with both automobile original equipment and retail radio manufacturers. These include:

•	promotional campaigns directed towards automobile manufacturers and dealers;

•	in-store promotional campaigns, including displays located in electronics, music and other retail stores, rental car agencies and automobile dealerships;

•	incentive programs for retailers; and

•	jointly funded local advertising campaigns with retailers.

Brand awareness and other distribution arrangements

XM Canada. In November 2005, XM Canada, our exclusive Canadian licensee, launched its satellite radio service in Canada for a monthly subscription fee currently set at CDN$14.99. XM Canada’s line-up of over 130 channels includes XM’s digital-quality commercial-free music, National Hockey League® play-by-play coverage of more than 40 games per week plus 24x7 sports talk channel “Home Ice,” and exclusive Canadian channels highlighting Canadian music artists and composers and Canadian news programming, as mandated by the terms of the license granted to XM Canada by the Canadian regulatory authority.

DIRECTV®. We have partnered with DIRECTV® to offer many channels of XM’s music, children’s and talk programming to DIRECTV®’s customers.

Web-based offerings. While we make certain channels available to current subscribers via XM Online, we have partnered with a number of companies to enhance the listening experience of current subscribers and expand our visibility to potential subscribers via various web-based offerings.

XM Online. We offer a subset of our satellite radio service on XM Online, our Internet offering, that is included as part of our basic radio subscription service price of $12.95 per month (radio required); XM Online can also be purchased as a standalone service for $7.99 per month. Our channel lineup on XM Online includes many of the commercial-free music channels available on our satellite radio service, several channels which are exclusively programmed for XM Online and various XM original news/talk/information channels (including XM Kids, P.O.T.U.S ’08, The Bob Edwards Show, XM Comedy, Laugh USA, Oprah & Friends, and The Virus, featuring Opie & Anthony).

Podcasts. In December 2007, we announced that select XM original music, news and sports series are now available as free podcasts for download through xmradio.com and Apple Inc.’s iTunes Store. Consumers can download exclusive XM music and comedy programming, and content from Coaches Mike Krzyzewski and Barry Switzer, Bob Edwards Weekend, “60/20 Sports with James Carville and Luke Russert” and the Opie & Anthony Show.

Audible. With our 2005 partnership with Audible, we launched the This is Audible Show on Sonic Theatre as well as The XM Audible Store, which offers audio books and other programs for individual purchase or computer-based download subscription, including XM programming from The Bob Edwards Show and Opie & Anthony.

Airplanes. Certain XM Radio programming is available on certain AirTran, JetBlue and United airplanes.

Rental cars. XM Radio is available nationwide at participating Avis, National and Alamo car rental locations.

Subscriber and advertising revenue

We primarily derive revenues from subscriber fees for our satellite radio service. We charge subscribers a monthly fee for over 170 channels of our programming. We offer family plan discounts to subscribers who have multiple XM radios. We also offer pre-paid annual and multi-year subscription discounts. The family, annual and multi-year subscriptions are popular with our subscribers.

We derive some revenues from advertising. Our non-commercial-free channels, including our traffic and weather channels, provide what we believe is an attractive advertising medium for national advertisers. We have advertising sales offices in several major media markets to sell directly to advertising agencies and media buying groups. We have sold advertising programs and sponsorships to hundreds of advertisers and agencies, including many Fortune 500 companies.
Our system

Our system provides satellite radio to the continental United States and coastal waters using radio frequencies allocated by the FCC for satellite radio. These radio frequencies are within a range of frequencies called the S-Band. The XM Radio system is capable of providing high quality satellite services to XM radios in automobiles, trucks, recreation vehicles, airplanes, and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations. The XM Radio system extends to other platforms that include the Internet for our streaming service as well as other platforms such as DIRECTV® and XM Radio Mobile service through certain cellular carriers. The XM Radio system uses a network consisting of high-power satellites, an uplink facility, and ground-based repeaters primarily in dense urban areas to provide coverage where the satellite signal is obstructed.

Consumer hardware

XM Radios. We transmit XM content throughout the continental United States to vehicle, portable, home and plug-and-play radios. Certain of our radios are capable of receiving both XM content and traditional AM/FM stations. Our advancing chipset design has spawned a broad array of XM Radio products. Many XM radios now feature customizable sports and stock tickers as well as TuneSelect, which notifies the listener when a favorite artist or song is playing on any XM channel. The XpressRC received a “2007 Best of What’s New Award” from Popular Science magazine in the Gadget category. Four products were recognized as honorees for the 2008 Innovations Design and Engineering Awards, which are sponsored by the Consumer Electronics Association and honor excellence in consumer technology design and engineering.

Space segment

Satellite system. Boeing Satellite Systems (“BSS”) has built four Boeing 702 high-power satellites for the XM Radio system. The satellites were launched on March 18, 2001, May 8, 2001, February 28, 2005 and October 30, 2006, respectively, and XM-3 and XM-4 are now transmitting the XM signal.

Our first two satellites, XM-1 and XM-2, experienced progressive solar array degradation issues and serve as in-orbit spares in their current capacity. We launched our third satellite, XM-3, in February 2005 and our fourth satellite, XM-4, in October 2006, to mitigate the issues with XM-1 and XM-2. We have a contract to construct a spare satellite with Space Systems/Loral, XM-5, expected to be completed by late 2008/early 2009. Our commitments regarding our satellites are described under “Management’s discussion and analysis of financial condition and results of operations—Future operating liquidity and capital resource requirements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Satellite transmission. Our satellites are deployed at 85° West Longitude and 115° West Longitude. At their designated orbital locations, the satellites receive digital signals from our programming center and retransmit the signals across the continental United States. The satellites are approximately 30° apart in longitude in order to enhance the probability of clear line-of-sight communication between the satellites and XM mobile radios. The transmission coverage areas, or footprints, of our satellites encompass the 48 contiguous states, nearby coastal waters and the densely populated regions of Canada. We have tailored these footprints to provide nearly uniform availability over the United States and to minimize transmission spillage across the United States borders into Mexico. XM Canada, our exclusive Canadian licensee, holds a broadcast license in Canada.

Our satellites transmit audio and data programming within a 12.5 Megahertz (“MHz”) bandwidth operating in the S-Band radio frequency spectrum that the FCC has allocated for our exclusive use. This 12.5 MHz bandwidth is subdivided into six carrier transmission signals, four signals transmitted from our satellites and two signals transmitted by the terrestrial repeater network. The audio and data programming for XM Radio is carried on two satellite signals, and the remaining two satellite signals and the terrestrial repeater signals repeat the audio and data programming to enhance overall signal reception. The transmission of higher quality sound requires the use of more kilobits per second than the transmission of lesser quality sound. We are currently using our allocated bandwidth in such a way as to provide over 170 channels.

Insurance. We bear the risk of loss for our satellites, and we seek to obtain insurance to cover some of that risk. We obtain launch and in-orbit insurance policies from global space insurance underwriters. These policies generally provide coverage for a total, constructive total or partial loss of the satellites that occurs during a limited period after launch and for annual in-orbit periods. Our insurance will not cover the full cost of constructing, launching and insuring new satellites, nor will it protect us from the adverse effect on our business operations due to the loss of a satellite. Our policies contain standard commercial satellite insurance provisions, including standard coverage exclusions. We currently have in-orbit insurance on XM-3 and XM-4, our primary operating satellites. In-orbit insurance is generally for a one year term and renewed annually; a portion of XM-4 insurance was secured for a five year term in October 2006 just prior to launch. XM-1 and XM-2, our in-orbit spare satellites, do not have in-orbit insurance coverage.

Ground segment

Satellite control. Our satellites are monitored by telemetry, tracking and control stations and are controlled by a spacecraft control station. Each of the stations has a backup station. We have a contract with Telesat Canada, Inc., an experienced satellite operator, to perform the telemetry, tracking and control functions.

Broadcast facility. Programming from both our studios and external sources is sent to our broadcast facility in Washington, DC, which packages and retransmits signals to our satellites through the uplink station. Communications traffic between the various XM Radio facilities is controlled by the network operating center. The network operating center monitors satellite signals and the terrestrial repeater network to ensure that the XM Radio system is operating properly. We have designed and installed fault detection diagnostic systems to detect various system failures before they significantly impact our quality of service. We have a remote backup central production and broadcast facility that is able to originate all of our music channels as well as all third party programming.

Terrestrial repeaters. Our terrestrial repeater system of approximately 800 repeaters in approximately 60 markets supplements the coverage of our satellites. In some areas, satellite signals may be subject to blockages from tall buildings and other obstructions. Due to the satellites’ longitudinal separation, in most circumstances where reception is obscured from one satellite, XM Radio is still available from the other satellite. In some urban areas with a high concentration of tall buildings, however, line-of-sight obstructions to both satellites may be more frequent. In such areas, we have installed and may continue to install terrestrial repeaters to facilitate signal reception. Terrestrial repeaters are ground-based electronics equipment installed on rooftops or existing tower structures, where they receive the signal from one of the satellites, amplify it and retransmit it at significantly higher signal strength to overcome any satellite signal obstruction.

System technology

We own the design of our system, including aspects of the technology used in communicating from the satellites, the design of the repeater network and certain aspects of the design of and features that may be used in our radios. We have joint ownership of a license to use the technology developed by the radio and chipset manufacturers. We also license various other technologies used in our system. We have not acquired any intellectual property rights in the technology used in constructing and launching our satellites.

Our system design, our repeater system design and the specifications we supplied to our radio and chipset manufacturers incorporate or may in the future incorporate some intellectual property licensed to us on a non-exclusive basis by WorldSpace, who has used this technology in its own non-United States satellite radio system. We also have the right to sublicense the licensed technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system.

We believe that the intellectual property rights used in our system were independently developed or duly licensed by us or by the technology companies who supplied portions of our system. We cannot assure you, however, that third parties will not bring suit against us for patent or other infringement of intellectual property rights.

We have signed an agreement with Sirius to develop a common receiver platform. The FCC conditioned our satellite radio license on certification by us that our final receiver design is interoperable with the final receiver design of the other licensee, Sirius. We have previously certified and reconfirmed that we comply with this obligation. Although we believe that we are currently in compliance, some parties have requested that the FCC revisit our compliance with the interoperability condition.

We currently own 51 U.S. patents relating to various aspects of our system, XM radios and their features, and have numerous other patents pending before the United States Patent and Trademark Office. We cannot guarantee that patents will issue from the pending applications.

Copyrights to programming

We must maintain music programming royalty arrangements with and pay license fees to BMI, ASCAP and SESAC. These organizations negotiate with copyright users, collect royalties and distribute them to songwriters and music publishers. We have current arrangements with all of these organizations.

Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the copyright owners of the sound recordings, or if negotiation is unsuccessful, the royalty rate is established by CRB. We participated in a CRB proceeding in order to set the royalty rate payable by XM under the statutory license covering our performance of sound recordings over the XM system for the six year period starting in January 2007, which is described under “—Legal proceedings—Litigation and arbitration—Copyright Royalty Board proceeding.”

We were sued on May 16, 2006 in the United States District Court for the Southern District of New York in separate lawsuits by various record labels and music publishers in actions seeking monetary damages and equitable relief alleging that certain XM radios that also have advanced recording functionality infringe upon plaintiffs’ copyrighted sound recordings. We believe these allegations are without merit and these products comply with applicable copyright law, including the Audio Home Recording Act, and we intend to vigorously defend these matters. We resolved the copyright lawsuit with respect to EMI Group (“EMI”), Universal Music Group (“UMG”), Warner Music Group and Sony BMG Music Entertainment (“Sony BMG”) and each of EMI, UMG, Warner Music Group, and Sony BMG have withdrawn as a party to the lawsuit against us.

The XM trademark

We have registered the trademark “XM” with the United States Patent and Trademark Office in connection with the transmission services offered by our company. Our brand name and logo is generally prominently displayed on the surface of XM radios together with the radio manufacturer’s brand name. This identifies the equipment as being XM Radio-compatible and builds awareness of XM Radio. We intend to maintain our trademark and registration. We are not aware of any material claims of infringement or other challenges to our right to use the “XM” trademark in the United States. We also have registered and intend to maintain trademarks of the names of certain of our channels. We registered the trademark, “XM,” and the logo, in Canada. We have granted a license to use the trademark in Canada to XM Canada, the exclusive licensee of our service in Canada.
Regulatory matters

Satellite licenses

XM and Sirius received licenses from the FCC in October 1997 to construct and operate satellite digital audio radio service systems. The FCC allocated 25 MHz for the service in a range of radio frequencies known as the S-Band, divided equally between the two licensees.

As the holder of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to regulatory oversight by the FCC. The operation of our system is subject to significant regulation by the FCC under authority granted through the Communications Act and related federal law. Non-compliance by us with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm our business. There is no guarantee that the rules and regulations of the FCC will continue to be favorable to our business plan. Any assignment or transfer of control of our FCC license or other FCC authorizations we hold must be approved in advance by the FCC.

Our FCC licenses, including our satellite licenses, are held by a subsidiary wholly-owned by XM Radio. We are authorized to operate four satellites at specified orbital locations. The licenses to operate the XM-1 and XM-2 satellites expire in May 2009 and March 2009, respectively. The license to operate the XM-3 satellite expires in April 2013. The license to operate the XM-4 satellite expires in December 2014. We will be required to apply for a renewal or extension of our FCC license for each of these satellites prior to the expiration of the license term. We anticipate that, absent significant misconduct on our part, the FCC will renew or extend our license for each satellite to permit operation of each satellite for its approximate 15-year useful life, and grant a license for any replacement satellites. From time to time, we may seek authority from the FCC to operate our satellites at orbital locations other than those authorized in the licenses for those satellites. The U.S. government is responsible for coordinating our satellites through the International Telecommunication Union (“ITU”) and must make periodic filings on our behalf at the ITU.

The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees. Some entities have asked the FCC to impose public service obligations on satellite radio licensees. See “The merger—FCC conditions.”

In November 2005, the FCC released a decision extending Emergency Alert System (“EAS”) obligations to satellite radio operators. These obligations became effective on December 31, 2006. In December 2005, we asked the FCC to reconsider its decision by relaxing its requirements for testing of EAS alerts and for transmitting EAS codes and attention signals on certain channels. Our reconsideration request is pending. The FCC is also considering whether it should require distribution of foreign-language alerts as part of the EAS. XM filed comments in this proceeding, but we do not expect that any such requirements would materially affect our operations.

The FCC conditioned our satellite radio license on certification by us that our final receiver design is interoperable with the final receiver design of the other licensee, Sirius. We have previously certified and reconfirmed that we comply with this obligation. Although we believe that we are currently in compliance, some parties have requested that the FCC revisit our compliance with the interoperability condition.

The FCC order granting our satellite license determined that because we operate a private satellite system under the Communications Act and FCC rules providing a subscription service on a non-common carrier basis, we would not be subject to the FCC’s foreign ownership restrictions. However, such restrictions would apply to us if we were to offer non-subscription services. The FCC also stated in its order that it may reconsider its decision not to subject satellite radio licensees to its foreign ownership restrictions.

In June and October 2006, the National Association of Broadcasters (“NAB”) submitted letters to the FCC asking the FCC to open an investigation examining the issues raised by free access to satellite radio programming, such as (i) in new cars that have satellite radio receivers pre-installed, (ii) in rental cars, and (iii) through transmissions from the FM modulators of satellite radio receivers to nearby vehicles not equipped with satellite radio receivers. NAB argues that free access to satellite radio programming requires the FCC to apply similar regulations to terrestrial and satellite radio. To date, the FCC has not acted in response to these letters.

Repeater authorization

The FCC is currently conducting a rulemaking proceeding to establish rules for terrestrial repeater transmitters of satellite radio operators, which XM uses to fill in gaps in satellite coverage. Meanwhile, XM operates a network of such repeaters pursuant to a series of STAs, the first of which was granted in September 2001. While the initial grants of STA to operate our terrestrial repeaters have expired, we filed timely extension requests and FCC rules permit continued operation in accordance with the terms of an STA while a timely extension request is pending.

Most recently in the rulemaking process, on December 18, 2007, the FCC released a “Notice of Proposed Rulemaking and Second Further Notice of Proposed Rulemaking” seeking additional comment on the final rules for satellite radio repeaters. In this same Notice the FCC requested comment on proposals of WCS licensees for modification of rules governing their use of spectrum adjacent to that used for satellite radio service. Some of the proposals under discussion in the rulemaking, if adopted by the FCC, could impact our ability to operate terrestrial repeaters, including requiring us to reduce the power of some of our current repeaters, construct and operate additional repeaters to offer the same coverage, or otherwise impact reception of satellite radio service. XM is participating actively in this phase of the proceeding.

In October 2006, we disclosed to the FCC that several hundred of our repeaters were not built pursuant to the exact terms of the applicable STAs. These differences include some repeaters not being built in the precise locations, or with the same antenna heights, power levels, or antenna characteristics set forth in the STAs. A number of repeaters were built without a clearly applicable authorization. We brought a number of these repeaters into full compliance with our authorizations by turning down their power levels. We also discontinued operation of some repeaters. As a result, we believe that service quality in portions of the affected metro areas has been somewhat reduced, including in terms of more frequent interruptions and/or occasional outages to the service. There has been no impact on the satellite signal. Immediately following our disclosure to the FCC we filed for both a 30-day STA and a 180-day STA with respect to our terrestrial repeater network. In these STA requests, we are seeking authority to continue to operate our entire repeater network, as built, despite the variances we disclosed. These recent STA requests are distinct from (and if granted would replace) the STAs originally granted by the FCC relating to our commencing and continuing operation of the repeater network. We have held meetings with the staff of the FCC regarding these matters, which have been opposed by broadcast interests and WCS licensees. Our deployment of terrestrial repeaters may be affected by the FCC’s further actions, when taken. These discussions may result in the imposition of financial penalties against us or adverse changes to our repeater network resulting from having repeaters turned off or otherwise modified in a manner that would reduce service quality in the affected areas. There can be no assurance regarding the ultimate outcome of this matter, or its significance to our business, consolidated results of operations or financial position.

Coordination and interference matters

We are required to coordinate the XM Radio system with systems operating in the same frequency bands in adjacent countries, particularly Canada and Mexico. The United States government, which conducts the coordination process, has entered into coordination agreements with both the Canadian and Mexican governments. XM Canada, our exclusive Canadian licensee, received a license to operate a satellite radio service in Canada using our existing satellites, which provide coverage of the densely populated regions of Canada.

We operate the communication uplinks to our satellites from earth stations in Washington, DC (primary) and a backup facility at another location in a band of radio frequencies that are used for several other services, such as fixed services, broadcast auxiliary services, electronic news gathering services, and uplink feeder links for mobile satellite services. The FCC has granted us licenses for these earth stations. The license for our Washington, DC earth station expires in March 2011 and the license for our Atlanta earth station expires in August 2019. We can seek authority from the FCC to extend these license terms and would expect them to be renewed in the ordinary course.

Our service may be subject to interference caused by other users of radio frequencies. From time to time, the FCC has permitted or has proposed to permit new uses of radio frequencies that could result in interference to our service, particularly unlicensed operations in adjacent frequency bands. Moreover, the FCC has permitted or has proposed to permit existing users of radio frequencies to operate in ways that could result in interference to our operations. We have expressed and continue to express concerns to the FCC regarding the potential for other uses of radio frequencies to cause interference to our service. If the FCC does not adopt sufficient technical limits on these other uses of radio frequencies, our service may be adversely affected.

FM modulator matter

In April 2006 and August 2006, we received letters of inquiry from the FCC’s Enforcement Bureau regarding FM modulator wireless transmitters in various XM radios and whether such transmissions were in compliance with permissible emission limits. No health or safety issues have been involved with these wireless XM radios. We have responded to the FCC’s letters, implemented a series of design and installation modifications and obtained new certifications for modified XM radios that rely on a wired FM modulator rather than a wireless transmitter. In addition, we have implemented a regulatory compliance plan, including the appointment of an FCC regulatory compliance officer to monitor FCC regulatory compliance, specifically with reference to the design, verification/certification, and production of XM radio receivers. We are in discussions with the FCC to resolve this matter and have proposed entering into a consent decree requiring both additional remedial action and a voluntary contribution to the federal government. NAB has asked the FCC to require a recall of non-compliant devices from our retailers and distributors. We cannot predict at this time the extent of any further actions that we will need to undertake or the extent of the financial obligations we may incur. There can be no assurance regarding the ultimate outcome of this matter, or its significance to our business, consolidated results of operations or financial position.
Personnel

As of March 31, 2008, we had 1,085 employees. In addition, we rely upon a number of consultants, other advisors and outsourced relationships. The extent and timing of any increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.

Legal proceedings

We are currently subject to claims, potential claims, inquiries or investigations, or party to legal proceedings, in various matters described below. In addition, in the ordinary course of business we become aware from time to time of claims, potential claims, inquiries or investigations, or may become party to legal proceedings arising out of various matters, such as contract matters, employment related matters, issues relating to our repeater network, product liability issues, copyright, patent, trademark or other intellectual property matters and other federal regulatory matters.

Litigation and arbitration

Copyright Royalty Board proceeding. In December 2007, the CRB issued its determination and order setting the royalty rate payable by XM under the statutory license covering the performance of sound recordings over the XM system for the six-year period starting in January 1, 2007 and ending December 31, 2012. Under the terms of the CRB Satellite Radio Services decision, XM will pay a performance license rate of 6.0% of those gross revenues subject to the fees for 2007 and 2008, 6.5% for 2009, 7.0% for 2010, 7.5% for 2011 and 8.0% for 2012. The revenue that is subject to royalty fees includes subscription revenue from our subscribers and advertising revenues from channels other than those that use only incidental performances of music. Other exclusions and deductions from revenue subject to the statutory license fee include but are not limited to revenue from channels, programming and products or other services offered for a separate charge where such channels use only incidental performances of sound recordings, revenue from equipment sales, revenue from current and future data services, fulfillment service fees and bad debt expense. On February 25, 2008, SoundExchange, the organization that collects and distributes sound recording royalties on behalf of its members, filed a petition for review in the U.S. District Court for the District of Columbia.

Separately, we settled the royalty rate payable by XM under the statutory license covering our performance of sound recordings over XM channels transmitted over the DIRECTV satellite television system, and that CRB proceeding was concluded.

Atlantic Recording Corporation, BMG Music, Capital Records, Inc., Elektra Entertainment Group Inc., Interscope Records, Motown Record Company, L.P., Sony BMG Music Entertainment, UMG Recordings, Inc., Virgin Records, Inc and Warner Bros. Records Inc. v. XM Satellite Radio Inc. Plaintiffs filed this action in the United States District Court for the Southern District of New York on May 16, 2006. The complaint seeks monetary damages and equitable relief, alleging that recently introduced XM radios that also have advanced recording functionality infringe upon plaintiffs’ copyrighted sound recordings. Our motion to dismiss this matter was denied in January 2007. We believe these allegations are without merit and that these products comply with applicable copyright law, including the Audio Home Recording Act, and we intend to vigorously defend the matter. Music publishing companies and certain other record companies also have filed lawsuits, purportedly on a class basis, with similar allegations. There can be no assurance regarding the ultimate outcome of these matters, or the significance, if any, to our business, consolidated results of operations or financial position.

In late 2007 and 2008, we resolved the Atlantic lawsuit with respect to UMG, Warner Music Group, Sony BMG and EMI Music and each of UMG, Warner Music Group, Sony BMG and EMI Music have withdrawn as a party to the lawsuit against us.

Matthew Enderlin v. XM Satellite Radio Holdings Inc. and XM Satellite Radio Inc. Plaintiff filed this action in the United States District Court for the Eastern District of Arkansas on January 10, 2006, on behalf of a purported nationwide class of all XM subscribers. The complaint alleges that we engaged in a deceptive trade practice under Arkansas and other state laws by representing that our music channels are commercial-free. We have filed an answer to the complaint and instituted arbitration with the American Arbitration Association pursuant to the compulsory arbitration clause in our customer service agreement. We believe the matter is without merit and intend to vigorously defend the ongoing arbitration. There can be no assurance regarding the ultimate outcome of this matter, or the significance, if any, to our business, consolidated results of operations or financial position.

Regulatory matters and inquiries

FCC receiver matter. As described under “—Regulatory matters—FM modulator investigation,” we have received inquiries from, and responded to, the FCC as to whether FM modulator wireless transmitters in various XM radios are in compliance with permissible emission limits. We cannot predict at this time the extent of any further actions that we will need to undertake or any financial obligations we may incur. There can be no assurance regarding the ultimate outcome of this matter, or its significance to our business, consolidated results of operations or financial position.

FCC repeater network matters. As described under “—Regulatory matters—Satellite licenses,” we have pending requests to extend STAs and for new STAs to operate our terrestrial repeater network, which have been objected to by other parties and which are the subject of an inquiry by the FCC. Moreover, as described elsewhere herein, the FCC has yet to issue final rules for satellite radio terrestrial repeaters. There can be no assurance regarding the ultimate outcome of these matters, which may involve monetary payments by us or adverse changes to our network, or their significance to our business, consolidated results of operations or financial position.

Description of existing indebtedness

9.75% Senior Notes due 2014

The aggregate principal amount of the unsecured 9.75% Senior Notes due 2014 (the “9.75% Notes”) outstanding as of March 31, 2008, is $600 million. Interest is payable semi-annually on May 1 and November 1 at a rate of 9.75% per annum. The 9.75% Notes are unsecured and will mature on May 1, 2014. We, at our option, may redeem the 9.75% Notes at declining redemption prices at any time on or after May 1, 2010, subject to certain restrictions. Prior to May 1, 2010, we may redeem the 9.75% Notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus a make-whole premium and accrued and unpaid interest to the date of redemption. The 9.75% Notes are subject to covenants that, among other things, require us to make an offer to repurchase the 9.75% Notes at 101% of principal amount in the event of a change of control, and limit our ability and the ability of certain of our subsidiaries to incur additional indebtedness; pay dividends on, redeem or repurchase our capital stock; make investments; engage in transactions with affiliates; create certain liens; or consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis. We intend to offer holders of our 9.75% Notes a combination of (i) cash and (ii) up to $200 million aggregate principal amount of Additional Senior Notes, in exchange for their existing 9.75% Notes. The yield to maturity on the Additional Senior Notes (calculated solely on the basis of interest rate on the Additional Senior Notes and the price at which they are offered in exchange for 9.75% Notes) shall be the greater of (A) 13.92% and (B) the yield to maturity for the Notes (calculated solely on the basis of interest rate on the Notes and the price at which they are sold). In the event that XM issues less than $150 million aggregate principal amount of Notes, the yield to maturity on the Additional Senior Notes will not be less than 15%. Otherwise, the Additional Senior Notes will contain substantially the same terms as the Notes, except:

•	the Additional Senior Notes will not contain special redemption or escrow provisions, due to the anticipated timing of the 9.75% Exchange Offer;
•	the Additional Senior Notes will not be subject to restrictions on transfer;
•	certain exceptions to the prohibition on the incurrence of indebtedness and liens will be more restrictive or eliminated; and
•	the Additional Senior Notes will contain certain additional exceptions to the prohibition on restricted payments.

We have agreed to commence the 9.75% Exchange Offer as promptly as practicable following the consummation of the merger and to consummate the 9.75% Exchange Offer within 30 business days of its commencement.

1.75% Convertible Senior Notes due 2009

The aggregate principal amount of Holdings’ 1.75% Convertible Senior Notes due 2009 (the “1.75% Notes”) outstanding as of March 31, 2008, is $400 million. Interest is payable semi-annually at a rate of 1.75% per annum. The principal balance is payable in December 2009. The 1.75% Notes may be converted by the holder, at its option, into shares of Holdings’ Class A common stock initially at a conversion rate of 20.0 shares of Class A common stock per $1,000 principal amount, which is equivalent to an initial conversion price of $50.00 per share of Class A common stock (subject to adjustment in certain events), at any time until December 1, 2009.

We have agreed with the holders of the 1.75% Notes to increase the interest rate on the 1.75% Notes to 10% per annum (the “New Rate”), effective July 2, 2008. The noteholders that are party to this agreement have agreed not to assert any claim that the merger constitutes a “Fundamental Change” under the existing indenture, which, if any, would require us to make an offer to repurchase the 1.75% Notes at par within a specified period following the merger. The indenture amendment will also clarify that the merger does not constitute a Fundamental Change with respect to the notes held by the noteholders that are party to such agreement. The indenture amendment will be conditioned on the closing of the merger and other customary conditions. The change in interest rate from 1.75% to 10% is expected to result in approximately $16.5 million and $30.3 million in incremental interest exposure in 2008 and 2009, respectively.

Senior Floating Rate Notes due 2013

The aggregate principal amount of the unsecured Senior Floating Rate Notes due 2013 (the “Senior Floating Rate Notes”) outstanding as of March 31, 2008, is $200 million. Interest is payable quarterly on May 1, August 1, November 1 and February 1 at a rate currently set at 7.3728% per annum through August 1, 2008. Thereafter, the rate is reset quarterly to 450 basis points over the three-month LIBOR. The Senior Floating Rate Notes are unsecured and will mature on May 1, 2013. We, at our option, may redeem the Senior Floating Rate Notes at declining redemption prices at any time on or after May 1, 2008, subject to certain restrictions. The Senior Floating Rate Notes are subject to covenants that, among other things, require the repurchase of the Senior Floating Rate Notes at 101% of principal amount in the event of a change of control, and limit our ability and the ability of certain of our subsidiaries to incur additional indebtedness; pay dividends on, redeem or repurchase our capital stock; make investments; engage in transactions with affiliates; create certain liens; or consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis. We intend to launch an offer to repurchase the Senior Floating Rate Notes following the consummation of the merger.

10% Senior Secured Discount Convertible Notes due 2009

The aggregate principal amount of Discount Notes outstanding as of March 31, 2008, is $33.2 million. Interest accrued is payable semi-annually at a rate of 10% per annum, while the principal is payable in December 2009. At any time, a holder of the Discount Notes may convert all or part of the accreted value of its Discount Notes at a conversion price of $3.18 per share. At any time on or after December 21, 2006, Holdings and XM may require holders of the Discount Notes to convert all, but not less than all of the Discount Notes, at the conversion price of $3.18 per share if: (i) shares of Class A common stock have traded on the NASDAQ National Market or a national securities exchange for the previous 30 trading days at 200% of the conversion price, (ii) Holdings reported earnings before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization greater than $0 for the immediately preceding quarterly period for which Holdings reports its financial results, (iii) immediately following such conversion, the aggregate amount of Holdings and its subsidiaries’ indebtedness is less than $250.0 million, and (iv) no shares of Holdings’ Series C convertible redeemable preferred stock remain outstanding. The Discount Notes are secured by substantially all of XM’s assets, including the stock of XM’s FCC license subsidiary. In addition, the Discount Notes are guaranteed by Holdings, rank equally in right of payment with all of XM’s other existing and future senior indebtedness, and are senior in right of payment to all of XM’s existing and future subordinated indebtedness. The Discount Notes are subject to covenants that, among other things, require an offer to repurchase the Discount Notes at 101% of principal amount in the event of a change of control.

Revolving Credit Facility

On May 5, 2006, Holdings and XM entered into a $250 million Senior Secured Revolving Credit Facility (the “revolving credit facility”) with a group of banks. The revolving credit facility has a term of three years and is expected to serve as a standby facility for additional liquidity. Borrowings under the facility will bear interest at a rate of LIBOR plus 150 to 225 basis points or an alternate base rate, to be the higher of the JPMorgan Chase prime rate and the Federal Funds rate plus 50 basis points, in each case plus 50 to 125 basis points. The revolving credit facility includes a $120.0 million sublimit for letters of credit and a $5.0 million sublimit for swingline loans. We expect to pay a commitment fee of 37.5 to 50 basis points per year on unused portions of the facility. The revolving credit facility is secured by substantially all of our assets other than specified property. The revolving credit facility includes customary events of default and requires us to maintain at all times unrestricted cash and cash equivalents of at least $75.0 million. On May 21, 2008, however, we executed an amendment to the revolving credit facility to provide that the $75.0 million in cash and cash equivalents that we are required to maintain is decreased to $50.0 million of cash and cash equivalents until August 20, 2008, after which date it returns to $75.0 million. The revolving credit facility also includes customary conditions to borrow, including us not undergoing any material adverse change.

On February 27, 2008, we borrowed $187.5 million available under this revolving credit facility. On May 15, 2008, we borrowed the remaining $62.5 million available under this revolving credit facility. The proceeds were used for general corporate purposes, including our annual payment to MLB and its 2007 payment under the

Copyright Royalty Board proceeding, both due in March 2008, its record label settlements and its escrow arrangement for the benefit of MLB to replace the existing surety bond. Interest under the loan is initially 4.75% and is based on 9-month LIBOR. All amounts drawn under the facility are due on May 5, 2009, and are secured by a lien on substantially all of our assets. As a result of drawing 100% of the amount available under the revolving credit facility, we now have full access to the $150 million GM Facility, the proceeds of which may be used only for payments to GM, and matures in December 2009. As of May 15, 2008, we have fully drawn down the $250 million revolving credit facility. The revolving credit facility shall survive the merger with Sirius and we expect that all amounts borrowed under the revolving credit facility will remain outstanding following the consummation of the merger.

GM Facility

Holdings and XM have a revolving $150 million Senior Secured Credit Facility with GM (the “GM Facility”) that matures on the earlier of December 31, 2009, or six months after XM achieves investment grade status. It enables us to make monthly draws to finance payments that become due under our distribution agreement with GM and other GM payments. All draws under the GM Facility bear interest at a per annum rate of LIBOR plus 8%. Interest payments are due semi-annually.

XM is required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of Holdings’ excess cash and (ii) the amount necessary to prepay the draws in full. Also, in the event that Holdings or XM merges with another entity or sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its assets, then any outstanding advances are required to be prepaid by us. Furthermore, in the event that the $250 million revolving credit facility is terminated prior to its expiration and not replaced with a revolving credit facility of at least $250 million with a term that extends to December 31, 2009, or beyond, then any outstanding advances are required to be prepaid by us.

In order to make draws under the GM Facility, we are required to have a minimum pre-marketing operating income as defined therein. The GM Facility is unsecured until the first draw, at which time it would then be secured on a second priority basis behind the secured indebtedness permitted to be incurred under our revolving credit facility. Our subsidiary, XM Equipment Leasing LLC, guarantees our obligations under the GM Facility. During the second quarter of 2008, we borrowed approximately $29.0 million under the GM Facility, all of which was repaid with a portion of the proceeds from our term loan. The GM Facility will terminate upon the consummation of the merger, and amounts outstanding thereunder, if any, will be repaid by us at such time.

Term Loan

On June 26, 2008, XM borrowed $100.0 million under a new term loan, which matures on May 5, 2009 (the “term loan”). The term loan includes market rate syndication and commitment fees, interest and expenses. The terms and conditions of the new term loan are substantially the same as the existing revolving credit facility described above. The proceeds may be used for cash-collateralized letters of credit, working capital and general corporate purposes.

XM is required to prepay the amount of any outstanding advances in an amount to be determined in the event that XM issues new debt or equity or receives proceeds from asset sales, subject to carve-outs, exceptions and reinvestment provisions, as applicable. Furthermore, in the event that the term loan is outstanding after 120 days following the closing, XM is required to pay to the lenders a fee on the principal outstanding at that time. All or any portion of the term loan may be prepaid at any time, subject to reimbursement of redeployment costs on LIBOR loans.

The term loan was placed on substantially the same terms as the revolving credit facility, secured on a pari passu basis with the existing revolving credit facility. Holdings and all of XM’s material subsidiaries guarantee the obligations under this term loan. The term loan will survive the merger with Sirius and we expect that all amounts borrowed under the term loan will remain outstanding following the consummation of the merger. On June 26, 2008, a portion of the proceeds from the term loan was used to repay the outstanding balance on the GM Facility.

Debt of Consolidated Variable Interest Entity

On February 13, 2007, we entered into a sale-leaseback transaction with respect to the transponders on the XM-4 satellite, which was launched in October 2006 and placed into service during December 2006. We sold the XM-4 transponders to Satellite Leasing (702-4) LLT (the “Trust”), a third-party trust formed solely for the purpose of facilitating the sale-leaseback transaction. The Trust pooled the funds used to purchase the transponders from a $57.7 million investment by an equity investor and the $230.8 million in proceeds from the issuance of its 10% senior secured notes due 2013 (“Debt of consolidated variable interest entity”). We have accounted for the sale and leaseback of the transponders under sale-leaseback accounting with a capital lease, pursuant to SFAS No. 13, Accounting for Leases, as amended. Furthermore, we determined that the Trust is a variable interest entity, as that term is defined under FIN No. 46(R), and that we are the primary beneficiary of the Trust. Pursuant to FIN No. 46(R), we consolidated the Trust into its unaudited Condensed Consolidated Financial Statements.

We sold the XM-4 transponders to the Trust owned by Satellite Leasing (702-4) LLC (“Owner participant”) for $288.5 million. We are leasing the transponders for a term of nine years. These lease payment obligations, which are unconditional and guaranteed by Holdings, are senior unsecured obligations and rank equally in right of payment with existing and future senior unsecured obligations. Under the terms of the lease, we are obligated to make payments that total $437.4 million, of which $126.6 million is interest, over the nine-year base lease term. Payments totaling $27.9 million and $2.8 million were made in 2007 and in the first three months of 2008, respectively, while the following amounts are due in the future: $30.4 million in the remaining nine months of 2008, $28.9 million in 2009, $28.4 million in 2010, $71.0 million in 2011, $145.8 million in 2012 and $102.2 million thereafter.

We can be required to repurchase the transponders upon the occurrence of specified events, including the merger and other change of control events, an event of loss of the satellite (subject to the right to substitute another satellite meeting equivalent or better value and functionality tests), changes in law that impose a material regulatory burden on the Owner participant and events resulting in the absence of another holder (other than us and our affiliates) of FCC satellite radio licenses in the frequency bands that can be served by the XM-4 satellite.

Accordingly, following the merger we will be required to make an offer to repurchase transponders, unless such repurchase obligation is waived in accordance with the terms of such sale-leaseback transaction. Assuming the merger had occurred on June 30, 2008, our maximum transponder repurchase obligation, of both debt and equity holders, would have been approximately $309.4 million.